SETTLEMENT AGREEMENT AND MUTUAL RELEASE



This Settlement Agreement and Mutual Release ("Agreement") is made by and between Centigram Communications Corporation, a Delaware corporation (the "Company"), and George Sollman, an individual residing in California ("Employee").

WHEREAS, Employee was employed by the Company;

WHEREAS, the Company and Employee have entered into a Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement");

WHEREAS, the Company and Employee have entered into a letter agreement
(the "Change in Control Agreement") dated October 8, 1991 pursuant to which Employee has been granted certain rights in connection with any "Involuntary Termination" within 12 months of a "Change of Control" of the Company (as such terms are defined in the Change in Control Agreement);

WHEREAS, the Company and Employee have entered into an Employment
Agreement dated February 22, 1985, as amended by that certain First Amended Employment Agreement between the Company and Employee dated as of January 6, 1986 and that certain Amendment No. 1 to First Amended Employment Agreement between the Company and Employee dated as of May 13, 1991 (together with the Change in Control Agreement, the "Employment Agreements");

WHEREAS, the Company has loaned $300,000 to Employee pursuant to a Promissory Note dated as of April 1996, which loan has been secured pursuant to a Stock Pledge Agreement between the Company and Employee dated as of April 1996 (together, the "Note");

WHEREAS, the Company has advanced $10,000 to Employee in connection with certain travel expenses (the "Advance");

WHEREAS, the Company and Employee have mutually agreed to terminate the employment relationship and to release each other from any claims arising from or related to the employment relationship;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as "the Parties") hereby agree as follows:

1. Resignation. Employee resigned from his positions as the Company's President and Chief Executive Officer effective April 15, 1997.

2.      Consideration.

(a) Severance Payment. The Company agrees to pay Employee the net sum of Two Hundred and Eighty Nine Thousand Three Hundred and Twenty Dollars ($289,320), which number reflects applicable deductions and withholding consistent with the Company's usual payroll practices, promptly following the Effective Date (as defined in Section 28 hereof).


(b)     Loan Forgiveness.  At the later of the Effective Date or
January 1, 1998, (i) if Employee has satisfied the terms of Section 7 through such date, the Note shall be canceled and of no further effect and the principal and accrued interest owing thereon shall be forgiven and (ii) all obligations of Employee to repay the Advance shall be forgiven and shall be of no further effect, provided, however, that in the event that prior to the later of the Effective Date or January 1, 1998, there shall occur a breach of any representation, warranty, covenant or agreement on the part of Employee set forth in this Agreement, then the terms of this Section 2(b) shall be void and of no force and effect.

(c)     Benefits.  For the time period from April 15, 1997 through
April 15, 1999 (the "payment period"), Employee shall continue to participate in the Company's health and dental insurance benefit plans in accordance with the rules established for individual participation in such plans, as such rules may be amended from time to time. The Company shall also reimburse Employee for the actual cost of one medical exam per calendar year, such amount not to exceed $650 per exam. In addition, the Company shall pay Employee the actual cost of his maintaining a life insurance policy in the amount of $1,000,000 on his own life (with such beneficiaries as he may select) during the payment period and shall reimburse Employee for up to $1,000 per year in costs incurred in connection with Employee's preparation of federal and state income tax returns during the payment period. Except as set forth in this Section 2(c), during the payment period, Employee will not be entitled to accrual of any employee benefits, including, but not limited to, vacation benefits or bonuses.

(d) Office Support. For the time period from April 15, 1997 through the earlier of (i) November 1, 1997 or (ii) such time as Employee shall commence employment with a party other than the Company (the "office period"), the Company shall allow Employee to maintain an office at the Company's headquarters facility (the "office"). Such office shall be selected by the Company in its sole discretion. In addition, during the office period, (i) the Company shall provide Employee with reasonable secretarial support at the office, and (ii) the Company shall reimburse Employee for Employee's reasonable telephone expense incurred at the office, such expense not to exceed $200 per month. Moreover, for the time period from April 15, 1997 through the earlier of April 15, 1998 or such time as Employee shall commence employment with a party other than the Company, the Company shall provide Employee with continued access to e-mail and voice-mail selected by the Company.

(e) Computer System. After the Effective Date, the Employee may purchase the Dell 486 computer system now in his possession at its book value in the event he notifies the Company of his intent to do so within ten days following the later of (i) the Effective Date and (ii) receipt of notification of such book value from the Company.

3. Board of Directors. Employee hereby irrevocably tenders his resignation from the Company's Board of Directors, effective November 1, 1997. Employee acknowledges and agrees that he shall not be entitled to receive any additional grants of stock or stock options by virtue of his service on the Company's Board of Directors.

4. Options. Except as provided herein, the exercise of any stock options held by Employee shall continue to be subject to the terms and conditions of the Company's stock plans and the applicable stock option agreements between Employee and the Company.

5. Employment Agreements. As of the Effective Date, the Employment Agreements shall be canceled and of no further force or effect.

6.      Consulting.

(a)     During the period from April 15, 1997 through November 1,
1997 (the "first consulting period"), Employee shall make himself available to the Company as a consultant at least two full working days during any one-month period. In the event that the Company shall request in writing that Employee perform consulting services on behalf of the Company during the first consulting period (such services not to include Employee's service as a member of the Company's Board of Directors), then the Company shall pay Employee $200 per hour, in a minimum increment of four (4) hours for any consulting day, for the performance of such services, payable in accordance with the Company's regular payroll practices.

(b)      During the period from November 1, 1997 through May 1,
1998 (the "second consulting period"), the Company shall request and Employee shall perform consulting services on behalf of the Company at least thirty-five hours during each calendar month period. Employee shall receive no further compensation for the first thirty-five hours per month of such services, and Employee acknowledges and agrees that the payments made hereunder shall constitute full consideration for such services. Services in addition to such thirty-five hours shall be compensated at the rate set forth in Section 6(a) above. Employee and the Company further agree that all options to purchase Common Stock of the Company granted by the Company to the Employee, except those granted pursuant to grant number 002527 (granted December 10, 1996 to purchase 117,700 shares of the Company's Common Stock at an exercise price of $13.50 per share) and grant number 002528 (granted December 10, 1996 to purchase 7,300 shares of the Company's Common Stock at an exercise price of $13.50 per share) (the "Excepted Options"), shall expire and be of no further force and effect, effective November 30, 1997, and that the Excepted Options shall expire and be of no further force and effect on the thirtieth day following the earlier of (i) the last day of the second consulting period or (ii) such time following the thirtieth day of the second consulting period as Employee shall not have performed at least thirty-five hours of consulting services on behalf of the Company during any calendar month of the second consulting period. The Company covenants that it shall take all reasonable action under its control reasonably necessary to enable Employee to perform consulting services on behalf of the Company at least thirty-five hours during each calendar month until the last day of the second consulting period (or such earlier time as Employee shall not have performed at least thirty-five hours of consulting services on behalf of the Company during any calendar month of the second consulting period). Employee and the Company shall cooperate with each other to reasonably schedule the time, date and location of performance of Employee's obligations pursuant to this
Section 6(b). Without limiting the generality of the foregoing, in the event that the services requested by the Company to be performed by the Employee in connection with this Section 6(b) must, by their nature, be performed on a specific day and time, Employee shall have the right, if Employee is subject to preexisting obligations conflicting with such day and time, to request in good faith an alternative assignment, which request shall be accommodated by the Company, provided that such right shall not be exercised with regard to more than 10 days in any calendar month.

7.      Covenant Not to Compete.

(a) During the first consulting period and the second consulting period, Employee shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, shareholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation, partnership or other entity or in any other capacity directly or indirectly:

(1) own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any of Octel Communications Corporation, Boston Technology, Inc., Converse Technology (S) Pte Ltd., Applied Voice Technology, Inc., Active Voice Corporation or any other corporation, partnership, proprietorship, firm, association or other business entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing (a "Competitive Business");

(2) induce or attempt to induce any person who at the time of such inducement is an employee of the Company or any subsidiary thereof to perform work or services for any other person or entity other than the Company; or
(3) permit the name of Employee to be used in connection with a Competitive Business.

Employee and the Company expressly acknowledge and agree that the non-competition provisions contained in this Section 7 are entered into in connection with Employee's service as a consultant of the Company and are permissible and enforceable pursuant to the provisions of applicable law.
 Nonetheless, if any restriction set forth in this Section 7 is held to be unreasonable or unenforceable, then Employee agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

8. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

9. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, amounts payable for sabbaticals not taken, commissions and any and all other benefits due to Employee.

10. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predeces-sor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)     any and all claims for wrongful discharge of employment;
termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)     any and all claims for attorneys' fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

11. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.

12. Civil Code Section 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN
HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE,
WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED
HIS SETTLEMENT WITH THE DEBTOR.

Employee and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

13. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.


14. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees that he will not apply for employment with the Company, its subsidiaries or related companies, or any successor.

        15. Confidentiality. The Parties hereto each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information except as required by court order or in connection with the Company's reporting obligations under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any state "blue sky laws." The Parties hereto agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

16. No Cooperation. Employee agrees he will not act in any manner that might damage the business of the Company. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

17. Non-Disparagement. Each party agrees to refrain from any defamation, libel or slander of the other, or tortious interference with the contracts and relationships of the other. All inquiries by potential future employers of Employee will be directed to Dean Morton or such other representative of the Company reasonably approved by the Employee. Upon inquiry, the Company shall state no more than Employee's last position, dates of employment and the statement set forth in paragraph 4 of the Company's press release dated April 2, 1997, a copy of which is attached.

18. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to or forgiveness of indebtedness of Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid and debt forgiven hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee's failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys' fees.

19. No Admission of Liability. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

20. Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement; however, following the Effective Date, the Company will pay the reasonable fees and expenses of one special counsel to Employee and reasonable accounting fees and expenses incurred by Employee, in an aggregate amount not to exceed $7,500.


21. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney's fees and costs.

22. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

23. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

24. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

25. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company.

26. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the President, Chairman of the Board, Chief Financial Officer or Senior Vice President and General Manager, Service Provider Division of the Company.

27. Governing Law. This Agreement shall be governed by the laws of the State of California without regard to the conflict of laws provisions thereof.

28. Effective Date. This Agreement is effective seven days after it has been signed by both Parties (the "Effective Date").

29. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

30. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)     They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.




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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.


CENTIGRAM COMMUNICATIONS CORPORATION


Dated:  August 1, 1997                  By:
Dean O. Morton
Chairman of the Board


GEORGE SOLLMAN, an individual


Dated:  August 1, 1997
George Sollman




APPROVED AS TO FORM:

WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION
Attorneys for Centigram Communications
Corporation


Dated:  August 1, 1997                          By:
Todd Cleary


HELLER, EHRMAN, WHITE & MCAULIFFE
Attorneys for George Sollman


Dated:  August 1, 1997                          By:
Matthew P. Quilter